UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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General Dynamics Corporation

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The following is additional information regarding the Annual Incentive Compensation for the Named Executive Officers (NEOs) of General Dynamics Corporation (the Company).

Consideration of the Free Cash Flow Metric in our Annual Incentive Plan

In determining 2019 payouts for the named executive officers (NEOs), the Compensation Committee thoughtfully reflected upon management’s success during the year in addressing an important risk item facing the company. Due to complicated payment mechanics associated with the program’s direct and ultimate customers, the timing of the receipt of a progress payment on the program expected in late 2019 was pushed into early 2020. As mentioned on page 49 of our Proxy Statement, the Compensation Committee included the $500 million progress payment collected in early January 2020 in considering the Company’s free cash flow from operations performance in 2019. The Company is providing additional detail regarding the committee’s rationale underlying its decision.

As discussed on the Company’s 2019 earnings calls and in our public filings, our customer took a pause in paying us on an international program in our Combat Systems group due to diplomatic issues entirely unrelated to Company performance. These payment delays negatively impacted our free cash flow results for more than a year.

Our management team, led by our chairman and chief executive officer Phebe N. Novakovic, worked diligently and continually throughout 2019 to address the complex customer dynamics, resulting in agreement from the customer on a revised payment schedule. While agreement in principle with the customer was reached in late 2019, with a progress payment under the revised payment schedule expected in late 2019, the payment was not received until early 2020. Therefore, the ultimate receipt of the January 2020 progress payment would not have occurred without the extensive effort by management in 2019, including individual involvement by our chairman and chief executive officer and our chief financial officer that necessitated a significant amount of their time and attention. As such, the Compensation Committee, in its discussions of this issue with management throughout the year and through its review of 2019 performance, is of the belief that this $500 million payment should be included with the 2019 free cash flow from operations achievement to better align management’s efforts with the outcome.

Furthermore, consistent with this treatment and to avoid “double-counting,” the Compensation Committee determined that this progress payment will be excluded from the measurement of 2020 free cash flow from operations for purposes of our 2020 annual incentive compensation.

In making the determination, the Compensation Committee also considered the impact of including the payment in 2019 performance. The committee noted that while including it increased the annual incentive, overall 2019 CEO pay declined 11.6% year-over-year and, specifically related to the chairman and chief executive officer’s annual incentive payment, it declined year-over-year, decreasing 26.3% from 2018 to 2019 and 10.8% from 2017 to 2018. A desire to artificially increase compensation for our chairman and chief executive officer was not a factor in the committee’s decision with respect to inclusion of the progress payment. Rather, it was intended to match an outcome with the underlying efforts of management. This decision addressed a unique situation facing the company.

Annual Incentive Payout of the CEO's Strategic and Operational Goals

The Company is providing incremental additional disclosure about our chairman and chief executive officer’s specific goals and achievements by enhancing the chart that appears on page 50 of our 2020 proxy statement, to the extent permissible due to the confidential nature of internal metrics against which the NEOs are evaluated and the competitive harm they could cause to the Company, especially in light of the highly-competitive industry in which we operate.

•Goals
◦Financial Performance. Drive the financial performance of the company while prudently allocating capital, including leading the company to year-over-year increases in key financial metrics including revenue, operating earnings and earnings per share while executing the dividend/share buyback programs.
◦Cost Containment and Reduction. Provide strong oversight of cost containment and reduction initiatives throughout the company, particularly at Gulfstream Aerospace in connection with transition to new commercial products.
◦Succession. Effectively manage key leadership transitions throughout the year as they occur and conduct detailed succession planning discussions with the Board of Directors.
◦Manage Specific Enterprise Challenges.
▪Combat Systems - Provide leadership to successfully resolve a significant complicated payment challenge through effective negotiations with a key customer on an international wheeled vehicle contract.
▪Aerospace - Manage successful new model transitions.
▪Marine Systems - Successfully influence significant and far reaching contract negotiations awarded submarine programs. Guide capital investment plan designed to support significant anticipated growth at Electric Boat.
▪General Dynamics Information Technology. Successfully manage integration of 2018 acquisition of CSRA.